Putnam Dynamic Asset Allocation Conservative Fund, September 30,
2015, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	8,131
Class B	226
Class C	742
Class M	135

72DD2 (000s omitted)

Class R	114
Class R5	5
Class R6	207
Class Y	2,094

73A1

Class A	0.192
Class B	0.111
Class C	0.114
Class M	0.139

73A2

Class R	0.164
Class R5	0.225
Class R6	0.232
Class Y	0.219

74U1 (000s omitted)

Class A	44,333
Class B	1,975
Class C	7,676
Class M	1,018

74U2 (000s omitted)

Class R	490
Class R5 23
Class R6 1,525
Class Y	12,762

74V1

Class A	10.46
Class B 10.39
Class C 10.35
Class M	10.35

74V2

Class R   10.73
Class R5  10.49
Class R6  10.50
Class Y	10.50

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.